Exhibit 99.1 NEWS RELEASE Five9 Announces the Retirement of Chief Financial Officer Barry Zwarenstein and Appointment of Bryan Lee to Interim Chief Financial Officer San Ramon, Calif. – February 20, 2025 – Five9, Inc. (Nasdaq: FIVN) (“Five9”), provider of the Intelligent CX Platform, today announced that after more than 13 years as Five9’s Chief Financial Officer, Barry Zwarenstein has decided to retire, effective March 31, 2025. Bryan Lee, Five9’s Executive Vice President of Finance, has been appointed as interim Chief Financial Officer effective April 1, 2025 as the Company conducts a formal search process for the CFO position. Zwarenstein will remain at Five9 to assist with the transition through June 30, 2025, and will continue as a consultant to the Company through September 30, 2025. “On behalf of the Board of Directors and executive leadership team, I want to thank Barry for his leadership and unwavering commitment to Five9,” said Mike Burkland, Chairman and CEO of Five9. “He has made tremendous contributions during transformational periods in Five9’s evolution, including the IPO in 2014. We are grateful for his service, and we wish him the best in his well-deserved retirement. Having worked closely with Bryan during his tenure at Five9, I am excited to have him step into the interim CFO role, and I am confident in his ability to excel, and he will be an internal candidate in the search process.” “I am honored to have had the opportunity to work with the incredible team at Five9,” said Zwarenstein. “I’d like to thank Mike, our Board of Directors, and the entire Five9 team for their support and trust in me. Having worked with Bryan for over a decade, I am confident in a smooth transition.” Lee is an experienced finance leader. He joined the Company in 2014 and during that time has held senior level finance roles. He has a deep understanding of Five9’s business and has worked closely across functions including accounting, finance, and sales. Prior to Five9, Lee held several positions in investment banking. About Five9 Five9 empowers organizations to create hyper-personalized and effortless AI-driven customer experiences that deliver better business outcomes. Powered by Five9 Genius AI and our people, the Five9 Intelligent CX Platform is trusted by 3,000+ customers and 1,400+ partners globally. The New CX starts here and it's at the heart of every winning experience. For more information, visit www.five9.com For more information, please visit www.five9.com. Engage with us @Five9, LinkedIn, Facebook, Blog Investor Relations Contact: Five9, Inc.

Exhibit 99.1 NEWS RELEASE Barry Zwarenstein Chief Financial Officer 925-201-2000 ext. 5959 IR@five9.com The Blueshirt Group for Five9, Inc. Lauren Sloane Lauren@blueshirtgroup.com or Emily Greenstein emily@blueshirtgroup.com